PRESS RELEASE

AbbVie Reports Second-Quarter 2026 Financial Results

•Reports Second-Quarter Diluted EPS of $2.03 on a GAAP Basis, an Increase of 290.4 Percent; Adjusted Diluted EPS of $3.65, an Increase of 22.9 Percent; These Results Include an Unfavorable Impact of $0.17 Per Share Related to Acquired IPR&D and Milestones Expense

•Delivers Second-Quarter Net Revenues of $16.990 Billion, an Increase of 10.2 Percent on a Reported Basis or 9.5 Percent on an Operational Basis

•Second-Quarter Global Net Revenues from the Immunology Portfolio Were $8.786 Billion, an Increase of 15.1 Percent on a Reported Basis, or 14.6 Percent on an Operational Basis; Global Skyrizi Net Revenues Were $5.505 Billion; Global Rinvoq Net Revenues Were $2.525 Billion; Global Humira Net Revenues Were $756 Million

•Second-Quarter Global Net Revenues from the Neuroscience Portfolio Were $3.228 Billion, an Increase of 20.3 Percent on a Reported Basis, or 19.8 Percent on an Operational Basis; Global Vraylar Net Revenues Were $1.071 Billion; Global Botox Therapeutic Net Revenues Were $1.042 Billion; Combined Global Ubrelvy and Qulipta Net Revenues Were $742 Million; Global Vyalev Net Revenues Were $256 Million

•Second-Quarter Global Net Revenues from the Oncology Portfolio Were $1.650 Billion, a Decrease of 1.5 Percent on a Reported Basis, or 2.4 Percent on an Operational Basis; Global Venclexta Net Revenues Were $771 Million; Global Imbruvica Net Revenues Were $532 Million; Global Elahere Net Revenues Were $211 Million

•Second-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.282 Billion, an Increase of 0.3 Percent on a Reported Basis, or a Decrease of 0.9 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $728 Million; Global Juvederm Net Revenues Were $245 Million

•Announced Definitive Agreement to Acquire Apogee Therapeutics, Deepening AbbVie's Immunology Portfolio

•Updates 2026 Adjusted Diluted EPS Guidance Range from $13.91 - $14.11 to $13.87 - $14.07; Now Includes a $0.14 per Share Dilutive Impact Related to the Proposed Acquisition of Apogee Therapeutics, Which is Anticipated to Close in the Third Quarter of 2026; Includes an Unfavorable Impact of $0.58 Per Share Related to Acquired IPR&D and Milestones Expense Incurred Year-To-Date Through the Second Quarter 2026

NORTH CHICAGO, Ill., July 31, 2026 – AbbVie (NYSE:ABBV) announced financial results for the second quarter ended June 30, 2026.

“AbbVie delivered another excellent quarter, marked by outstanding execution and pipeline advancement. We also announced the proposed acquisition of Apogee Therapeutics, which strengthens our ability to deliver innovative medicines to patients, bolsters our immunology leadership and creates significant shareholder value,” said Robert A. Michael, chairman and chief executive officer, AbbVie. “Based on our substantial momentum, AbbVie's long-term outlook remains very strong.”

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	1

Second-Quarter Results

•Worldwide net revenues were $16.990 billion, an increase of 10.2 percent on a reported basis, or 9.5 percent on an operational basis.

•Global net revenues from the immunology portfolio were $8.786 billion, an increase of 15.1 percent on a reported basis, or 14.6 percent on an operational basis.
◦Global Skyrizi net revenues were $5.505 billion, an increase of 24.4 percent on a reported basis, or 24.0 percent on an operational basis.
◦Global Rinvoq net revenues were $2.525 billion, an increase of 24.5 percent on a reported basis, or 23.7 percent on an operational basis.
◦Global Humira net revenues were $756 million, a decrease of 35.9 percent on a reported basis, or 36.1 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $3.228 billion, an increase of 20.3 percent on a reported basis, or 19.8 percent on an operational basis.
◦Global Vraylar net revenues were $1.071 billion, an increase of 18.9 percent.
◦Global Botox Therapeutic net revenues were $1.042 billion, an increase of 12.2 percent on a reported basis, or 11.6 percent on an operational basis.
◦Global Ubrelvy net revenues were $392 million, an increase of 16.0 percent on a reported basis, or 15.9 percent on an operational basis.
◦Global Qulipta net revenues were $350 million, an increase of 30.9 percent on a reported basis, or 30.3 percent on an operational basis.
◦Global Vyalev net revenues were $256 million.

•Global net revenues from the oncology portfolio were $1.650 billion, a decrease of 1.5 percent on a reported basis, or 2.4 percent on an operational basis.
◦Global Venclexta net revenues were $771 million, an increase of 11.6 percent on a reported basis, or 9.6 percent on an operational basis.
◦Global Imbruvica net revenues were $532 million, a decrease of 29.4 percent.
◦Global Elahere net revenues were $211 million, an increase of 33.1 percent on a reported basis, or 31.8 percent on an operational basis.

•Global net revenues from the aesthetics portfolio were $1.282 billion, an increase of 0.3 percent on a reported basis, or a decrease of 0.9 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $728 million, an increase of 5.2 percent on a reported basis, or 3.4 percent on an operational basis.
◦Global Juvederm net revenues were $245 million, a decrease of 6.0 percent on a reported basis, or 6.6 percent on an operational basis.

•On a GAAP basis, the gross margin ratio in the second quarter was 74.7 percent. The adjusted gross margin ratio was 84.7 percent.

•On a GAAP basis, selling, general and administrative (SG&A) expense was 21.4 percent of net revenues. The adjusted SG&A expense was 21.0 percent of net revenues.

•On a GAAP basis, research and development (R&D) expense was 13.8 percent of net revenues. The adjusted R&D expense was 13.6 percent of net revenues.

•Acquired IPR&D and milestones expense was 1.7 percent of net revenues.

•On a GAAP basis, the operating margin ratio in the second quarter was 37.9 percent. The adjusted operating margin ratio was 48.3 percent.

•Net interest expense was $679 million.

•On a GAAP basis, the tax rate in the quarter was 15.5 percent. The adjusted tax rate was 14.7 percent.

•Diluted earnings per share (EPS) in the second quarter was $2.03 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $3.65. These results include an unfavorable impact of $0.17 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie and Apogee Therapeutics announced a definitive agreement under which AbbVie will acquire Apogee and its diverse pipeline of clinical-stage candidates in development across inflammatory and immunological diseases. The proposed acquisition includes zumilokibart (APG777), a late-stage, half-life extended monoclonal antibody targeting IL-13 for atopic dermatitis (AD), as well as APG273, a potential best-in-category long-acting combination targeting IL-13 and thymic stromal lymphopoietin (TSLP) in asthma. The acquisition holds potential for substantial shareholder value creation, with mega-blockbuster peak sales potential across Apogee's pipeline of assets, and is expected to close in the third quarter of 2026. The transaction values Apogee at a total equity value of approximately $10.9 billion. Additional information on the transaction can be found at investors.abbvie.com.

•AbbVie announced the U.S. Food and Drug Administration (FDA) and the European Commission (EC) approved Skyrizi (risankizumab) for the treatment of children six years of age and older with moderate to severe plaque psoriasis. The FDA also approved Skyrizi for pediatric use in psoriatic arthritis. These approvals were supported by data from Phase 3 OptIMMize clinical trial program.

•AbbVie announced the EC approved Rinvoq (upadacitinib) for the treatment of adult and adolescent patients with non-segmental vitiligo. With this approval, Rinvoq is the first systemic medication approved in the European Union (EU) for patients with non-segmental vitiligo. This approval is supported by data from the Phase 3 Viti-Up clinical program, in which Rinvoq met both co-primary endpoints, with statistically significant and clinically meaningful improvements in total body and facial repigmentation at week 48, as well as key ranked secondary endpoints.

•AbbVie announced the EC approved Rinvoq for the treatment of adult and adolescent patients with severe alopecia areata. This approval is supported by data from the Phase 3 UP-AA clinical program, in which Rinvoq met the primary endpoint of severity of alopecia tool score ≤ 20 as well as key secondary endpoints, including improvements in eyebrows and eyelashes, at week 24.

•At the 2026 Digestive Disease Week (DDW) Annual Meeting, AbbVie presented new data across its gastroenterology portfolio, including 18 abstracts in Crohn’s disease (CD) and ulcerative colitis (UC). Presentations included real-world evidence and long-term findings that reinforced the efficacy, safety profile and durability of Skyrizi and Rinvoq in inflammatory bowel diseases (IBD).

•AbbVie announced the EC approved Aquipta (atogepant) for the acute treatment of migraine in adults with or without aura. This approval marks the second indication for Aquipta in the EU, where it is now approved as both an acute treatment option for migraine attacks and as a preventive treatment option for adults with chronic or episodic migraine who experience at least four migraine days per month. The approval is supported by data from the Phase 3 ECLIPSE trial, which showed that Aquipta resulted in statistically significant pain freedom at two hours versus placebo during the first migraine attack, with sustained pain freedom from 2 to 48 hours and a clinically meaningful and consistent effect across multiple migraine attacks.

•AbbVie announced the FDA approved Decnupaz (pivekimab sunirine) for the treatment of adult patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN), an ultra-rare and aggressive hematologic malignancy. Decnupaz is the first antibody-drug conjugate (ADC) approved for BPDCN that is initiated in an outpatient setting and marks AbbVie’s first ADC approved for blood cancer. The approval is supported by data from the Phase 1/2 CADENZA trial, in which newly diagnosed patients with BPDCN treated with Decnupaz demonstrated clinically meaningful and durable responses.

•AbbVie announced the EC authorized an expanded label for Venclyxto (venetoclax) to include use in combination with acalabrutinib and use in combination with Imbruvica (ibrutinib) for the treatment of adult patients with previously untreated chronic lymphocytic leukemia (CLL). The authorization provides an all-oral, fixed-duration, chemotherapy-free treatment option for patients with CLL and supports the potential for time off treatment. The expanded label is supported by data from the Phase 3 AMPLIFY trial, Phase 3 GLOW trial and Phase 2 CAPTIVATE trial.

Recent Events (Continued)

•AbbVie announced the EC granted marketing authorization for Tepkinly (epcoritamab) in combination with lenalidomide and rituximab (R2) for the treatment of adult patients with relapsed or refractory (R/R) follicular lymphoma (FL). The approval is based on results from the pivotal Phase 3 EPCORE FL-1 trial, in which fixed-duration Tepkinly plus R2 achieved statistically significant improvement of progression-free survival (PFS) and overall response rates (ORR) compared to R2, with approximately three out of four patients achieving a complete response (CR). This approval marks the first bispecific-based therapy approved in Europe for the treatment of R/R FL in the second-line setting, offering patients a chemotherapy-free option. Tepkinly/Epkinly is being co-developed by AbbVie and Genmab.

•AbbVie announced topline results from the Phase 3 EPCORE DLBCL-4 trial evaluating the combination of Epkinly (epcoritamab) and lenalidomide, compared to rituximab plus gemcitabine plus oxaliplatin in adult patients with R/R diffuse large B-cell lymphoma (DLBCL) who received at least one prior line of therapy. In the trial, the chemotherapy-free combination of Epkinly plus lenalidomide demonstrated statistically significant and clinically meaningful improvement in PFS. The safety profile of Epkinly when administered in combination with lenalidomide was consistent with the known safety profiles of the individual agents.

•At the American Society of Clinical Oncology (ASCO) Annual Meeting, AbbVie announced new data demonstrating the breadth and momentum of its next-generation oncology pipeline. Presentations highlighted the potential of AbbVie’s novel topoisomerase 1 inhibitor–based ADC and T‑cell engager platforms within solid tumors and blood cancers, including oral presentations in prostate cancer, small cell lung cancer (SCLC), platinum-resistant ovarian cancer (PROC) and multiple myeloma (MM).

•At the European Hematology Association (EHA) 2026 Congress, AbbVie presented data that reinforced its leadership and commitment to ongoing research to improve outcomes for people living with blood cancers. Featured data from AbbVie's blood cancer portfolio and pipeline included 21 oral and poster presentations, which highlighted etentamig (ABBV-383), Epkinly and Decnupaz. The presentations also showcased Venclexta (venetoclax) data, including a final analysis of the Phase 3 CLL14 trial which demonstrated that after a median follow-up of 9.2 years, treatment with Venclexta plus obinutuzumab resulted in superior PFS compared to treatment with obinutuzumab plus chlorambucil in previously untreated CLL.

•Allergan Aesthetics announced the FDA approved Skinvive by Juvederm as the first hyaluronic acid injectable indicated to reduce neck lines for the improvement of neck appearance in adults over the age of 21. This approval is supported by a randomized, multicenter, evaluator-blinded, controlled pivotal clinical study in which participants treated with Skinvive by Juvederm saw a clinically significant improvement in neck lines at one month. This approval represents the second FDA-approved indication for Skinvive by Juvederm, which is also approved to improve skin smoothness of the cheeks in adults.

•Allergan Aesthetics announced the EC and Health Canada approved Boey (trenibotulinumtoxinE) as the first rapid-onset, short-duration neurotoxin for the temporary improvement of moderate to severe glabellar lines in adults. These approvals are supported by data from two Phase 3 clinical trials, in which Boey demonstrated rapid onset of action as early as eight hours after administration and observed efficacy duration of two to three weeks, with treatment-emergent adverse events similar to placebo.

•AbbVie announced the EC approved Maviret (glecaprevir/pibrentasvir) for the treatment of acute hepatitis C virus (HCV) infection in adults and children aged 3 years and older. This approval gives clinicians an option to initiate treatment as soon as acute infection is confirmed and makes Maviret the only treatment approved in the EU for both acute and chronic HCV infection.

Full-Year 2026 Outlook

AbbVie is updating its adjusted diluted EPS guidance to include the impact of the proposed Apogee Therapeutics acquisition, which is expected to be $0.14 dilutive in 2026, based upon an anticipated close in the third quarter of this year. This dilution is partially offset by $0.10 of overperformance. As a result, AbbVie is updating its adjusted diluted EPS guidance range for the full year 2026 from $13.91 - $14.11 to $13.87 - $14.07, reflecting a change of $0.04 at the midpoint.

The company's 2026 adjusted diluted EPS guidance includes an unfavorable impact of $0.58 per share related to acquired IPR&D and milestones expense incurred year-to-date through the second quarter 2026. This guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the second quarter of 2026, as both cannot be reliably forecasted.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines and solutions that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas including immunology, neuroscience and oncology – and products and services in our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on LinkedIn, Facebook, Instagram, X and YouTube.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central Time to discuss our second-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central Time.

Non-GAAP Financial Results

Financial results for 2026 and 2025 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles in the United States (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to the proposed acquisition of Apogee Therapeutics, Inc. ("Apogee"), including the possibility that such acquisition may not be consummated on the anticipated timeframe or at all, risks related to the ability to realize the anticipated benefits of the proposed acquisition on the anticipated timeframe or at all, risks that the costs to consummate the acquisition or to obtain the anticipated benefits of the proposed acquisition could be greater than expected, the failure to obtain applicable regulatory or Apogee stockholder approval in a timely manner or otherwise, the risk that an event occurs that could give rise to the right of AbbVie or Apogee to terminate the merger agreement, risks related to the ability of AbbVie and Apogee to successfully integrate the businesses and the possibility that such integration may be more difficult, time consuming or costly than expected, risks that the proposed acquisition disrupts Apogee's or AbbVie's current plans and operations and makes it more difficult to maintain business and operational relationships, the diversion of management's attention from ongoing business operations and opportunities due to the proposed transaction, negative effects of the consummation of the proposed acquisition on business or employee relationships or the market price of AbbVie's common stock and/or operating results, significant transaction costs, the assumption of unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed acquisition, the risk that zumilokibart (APG777) or other Apogee pipeline assets may not demonstrate the anticipated success, safety, or efficacy in ongoing or future clinical trials, the risk that positive interim clinical trial results for zumilokibart (APG777) may not be predictive of results in later-stage or larger clinical trials, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, changes to laws and regulations applicable to AbbVie's industry, the impact of global macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes, tariffs and other uncertainties and risks associated with global business operations. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's and Apogee's operations is set forth in Item 1A, “Risk Factors,” of AbbVie's 2025 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information; and Item 1A, "Risk Factors," of Apogee's most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and in other documents that Apogee subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Marianne Ostrogorski	Liz Shea
(224) 240-6336	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended June 30, 2026
(Unaudited)

				% Change vs. 2Q25
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	Int'l.	Total
NET REVENUES	$12,861	$4,129	$16,990	9.3%	12.8%	10.2%	10.2%	9.5%

Immunology	6,957	1,829	8,786	14.1	19.2	15.1	16.8	14.6
Skyrizi	4,767	738	5,505	24.0	27.3	24.4	24.2	24.0
Rinvoq	1,765	760	2,525	21.6	31.9	24.5	29.2	23.7
Humira	425	331	756	(47.0)	(12.5)	(35.9)	(13.2)	(36.1)

Neuroscience	2,771	457	3,228	18.8	29.9	20.3	25.7	19.8
Vraylar	1,068	3	1,071	18.9	30.1	18.9	28.5	18.9
Botox Therapeutic	864	178	1,042	11.4	16.2	12.2	12.5	11.6
Ubrelvy	379	13	392	15.0	54.9	16.0	52.5	15.9
Qulipta	289	61	350	22.1	>100.0	30.9	95.9	30.3
Vyalev	128	128	256	>100.0	67.7	>100.0	62.2	>100.0
Other Neuroscience	43	74	117	(38.6)	(8.9)	(22.7)	(12.4)	(24.6)

Oncology	936	714	1,650	(8.7)	9.9	(1.5)	7.6	(2.4)
Venclexta	369	402	771	14.8	8.8	11.6	5.0	9.6
Imbruvica[b]	337	195	532	(37.8)	(7.8)	(29.4)	(7.8)	(29.4)
Elahere	161	50	211	17.1	>100.0	33.1	>100.0	31.8
Epkinly[c]	36	67	103	62.4	39.7	46.8	41.7	48.1
Other Oncology	33	—	33	>100.0	n/m	>100.0	n/m	>100.0

Aesthetics	761	521	1,282	(4.4)	8.1	0.3	5.0	(0.9)
Botox Cosmetic	400	328	728	(2.4)	16.4	5.2	12.1	3.4
Juvederm Collection	103	142	245	(2.0)	(8.6)	(6.0)	(9.7)	(6.6)
Other Aesthetics	258	51	309	(8.3)	14.1	(5.2)	11.8	(5.5)

Other Key Products	761	174	935	(9.1)	(13.4)	(9.9)	(15.5)	(10.3)
Mavyret	133	162	295	(27.7)	(14.9)	(21.2)	(16.9)	(22.2)
Creon	345	—	345	(14.7)	n/m	(14.7)	n/m	(14.7)
Linzess	283	12	295	13.9	14.7	13.9	11.1	13.7
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Key Product Revenues
Six Months Ended June 30, 2026
(Unaudited)

				% Change vs. 6M25
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$23,830	$8,162	$31,992	9.6%	16.2%	11.2%	10.7%	9.9%

Immunology	12,494	3,582	16,076	13.8	22.9	15.7	17.1	14.5
Skyrizi	8,542	1,446	9,988	26.3	33.1	27.3	26.0	26.3
Rinvoq	3,170	1,474	4,644	18.6	37.3	24.0	30.9	22.2
Humira	782	662	1,444	(49.4)	(12.4)	(37.2)	(15.3)	(38.2)

Neuroscience	5,230	873	6,103	21.5	32.0	22.9	23.9	21.8
Vraylar	1,970	6	1,976	18.6	45.6	18.6	41.1	18.6
Botox Therapeutic	1,706	345	2,051	13.9	16.3	14.3	9.7	13.2
Ubrelvy	709	22	731	26.1	43.3	26.5	39.1	26.4
Qulipta	539	107	646	31.9	>100.0	40.5	97.5	39.2
Vyalev	217	240	457	>100.0	80.7	>100.0	68.4	>100.0
Other Neuroscience	89	153	242	(38.8)	(5.2)	(21.2)	(12.0)	(24.8)

Oncology	1,818	1,463	3,281	(11.4)	16.4	(0.9)	11.5	(2.8)
Venclexta	710	831	1,541	12.0	15.0	13.6	7.5	9.6
Imbruvica[b]	669	419	1,088	(37.6)	(0.3)	(27.1)	(0.3)	(27.1)
Elahere	321	88	409	6.2	>100.0	21.2	>100.0	19.3
Epkinly[c]	61	125	186	42.7	59.0	53.3	57.3	52.2
Other Oncology	57	—	57	>100.0	n/m	>100.0	n/m	>100.0

Aesthetics	1,465	1,003	2,468	1.9	6.4	3.7	1.9	1.9
Botox Cosmetic	771	625	1,396	9.4	15.2	11.9	9.7	9.5
Juvederm Collection	188	289	477	3.9	(7.0)	(3.0)	(10.0)	(4.9)
Other Aesthetics	506	89	595	(8.3)	(0.9)	(7.3)	(4.5)	(7.8)

Other Key Products	1,577	353	1,930	7.1	(5.8)	4.5	(11.9)	3.3
Mavyret	316	330	646	(3.2)	(6.9)	(5.1)	(13.0)	(8.3)
Creon	706	—	706	(7.0)	n/m	(7.0)	n/m	(7.0)
Linzess	555	23	578	43.6	13.7	42.1	7.2	41.8
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
(Unaudited)

(in millions, except per share data)	Second Quarter Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Net revenues	$16,990	$15,423	$31,992	$28,766
Cost of products sold	4,291	4,346	8,509	8,348
Selling, general and administrative	3,632	3,253	7,210	6,546
Research and development	2,344	2,131	4,816	4,198
Acquired IPR&D and milestones	291	823	1,035	1,071
Other operating income	—	(24)	—	(24)
Total operating costs and expenses	10,558	10,529	21,570	20,139

Operating earnings	6,432	4,894	10,422	8,627

Interest expense, net	679	678	1,324	1,305
Other expense, net	1,475	2,662	3,781	4,107
Earnings before income tax expense	4,278	1,554	5,317	3,215
Income tax expense	662	613	1,004	985
Net earnings	3,616	941	4,313	2,230
Net earnings attributable to noncontrolling interest	3	3	5	6
Net earnings attributable to AbbVie Inc.	$3,613	$938	$4,308	$2,224

Diluted earnings per share attributable to AbbVie Inc.	$2.03	$0.52	$2.42	$1.24

Adjusted diluted earnings per share[a]	$3.65	$2.97	$6.30	$5.43

Weighted-average diluted shares outstanding	1,771	1,771	1,773	1,772

a    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1.     Specified items impacted results as follows:

	Quarter Ended June 30, 2026
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$4,278	$3,613	$2.03
Adjusted for specified items:
Intangible asset amortization	1,689	1,436	0.81
Change in fair value of contingent consideration	1,518	1,479	0.83
Other	128	(37)	(0.02)
As adjusted (non-GAAP)	$7,613	$6,491	$3.65
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended June 30, 2026 included acquired IPR&D and milestone expense of $291 million on a pre-tax and $288 million on an after-tax basis, representing an unfavorable impact of $0.17 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended June 30, 2026
(in millions)	Cost of products sold	SG&A	R&D	Other expense, net
As reported (GAAP)	$4,291	$3,632	$2,344	$1,475
Adjusted for specified items:
Intangible asset amortization	(1,689)	—	—	—
Change in fair value of contingent consideration	—	—	—	(1,518)
Other	(4)	(58)	(30)	(36)
As adjusted (non-GAAP)	$2,598	$3,574	$2,314	$(79)
3. The adjusted tax rate for the second quarter of 2026 was 14.7 percent, as detailed below:

	Quarter Ended June 30, 2026
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$4,278	$662	15.5%
Specified items	3,335	457	13.7%
As adjusted (non-GAAP)	$7,613	$1,119	14.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.     Specified items impacted results as follows:

	Quarter Ended June 30, 2025
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$1,554	$938	$0.52
Adjusted for specified items:
Intangible asset amortization	1,864	1,571	0.89
Change in fair value of contingent consideration	2,795	2,709	1.53
Other	91	60	0.03
As adjusted (non-GAAP)	$6,304	$5,278	$2.97
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended June 30, 2025 included acquired IPR&D and milestone expense of $823 million on a pre-tax and $737 million on an after-tax basis, representing an unfavorable impact of $0.42 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended June 30, 2025
(in millions)	Cost of products sold	SG&A	R&D	Other operating income	Other expense, net
As reported (GAAP)	$4,346	$3,253	$2,131	$(24)	$2,662
Adjusted for specified items:
Intangible asset amortization	(1,864)	—	—	—	—
Change in fair value of contingent consideration	—	—	—	—	(2,795)
Other	(69)	(14)	(16)	24	(16)
As adjusted (non-GAAP)	$2,413	$3,239	$2,115	$—	$(149)

 3. The adjusted tax rate for the second quarter of 2025 was 16.2 percent, as detailed below:

	Quarter Ended June 30, 2025
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$1,554	$613	39.4%
Specified items	4,750	410	8.6%
As adjusted (non-GAAP)	$6,304	$1,023	16.2%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1. Specified items impacted results as follows:

	Six Months Ended June 30, 2026
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$5,317	$4,308	$2.42
Adjusted for specified items:
Intangible asset amortization	3,437	2,934	1.66
Change in fair value of contingent consideration	3,905	3,804	2.14
Other	523	156	0.08
As adjusted (non-GAAP)	$13,182	$11,202	$6.30
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Reported GAAP earnings and adjusted non-GAAP earnings for the six months ended June 30, 2026 included acquired IPR&D and milestones expense of $1.0 billion on a pre-tax and after-tax basis, representing an unfavorable impact of $0.58 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Six Months Ended June 30, 2026
(in millions)	Cost of products sold	SG&A	R&D	Other expense, net
As reported (GAAP)	$8,509	$7,210	$4,816	$3,781
Adjusted for specified items:
Intangible asset amortization	(3,437)	—	—	—
Change in fair value of contingent consideration	—	—	—	(3,905)
Other	(12)	(235)	(234)	(42)
As adjusted (non-GAAP)	$5,060	$6,975	$4,582	$(166)
3. The adjusted tax rate for the first six months of 2026 was 15.0 percent, as detailed below:

	Six Months Ended June 30, 2026
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,317	$1,004	18.9%
Specified items	7,865	971	12.3%
As adjusted (non-GAAP)	$13,182	$1,975	15.0%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1. Specified items impacted results as follows:

	Six Months Ended June 30, 2025
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$3,215	$2,224	$1.24
Adjusted for specified items:
Intangible asset amortization	3,722	3,145	1.78
Change in fair value of contingent consideration	4,313	4,186	2.36
Other	153	93	0.05
As adjusted (non-GAAP)	$11,403	$9,648	$5.43
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Reported GAAP earnings and adjusted non-GAAP earnings for the six months ended June 30, 2025 included acquired IPR&D and milestones expense of $1.1 billion on a pre-tax and $975 million on an after-tax basis, representing an unfavorable impact of $0.55 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Six Months Ended June 30, 2025
(in millions)	Cost of products sold	SG&A	R&D	Other operating income	Other expense, net
As reported (GAAP)	$8,348	$6,546	$4,198	$(24)	$4,107
Adjusted for specified items:
Intangible asset amortization	(3,722)	—	—	—	—
Change in fair value of contingent consideration	—	—	—	—	(4,313)
Other	(97)	(27)	(32)	24	(21)
As adjusted (non-GAAP)	$4,529	$6,519	$4,166	$—	$(227)

3. The adjusted tax rate for the first six months of 2025 was 15.3 percent, as detailed below:

	Six Months Ended June 30, 2025
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,215	$985	30.6%
Specified items	8,188	764	9.3%
As adjusted (non-GAAP)	$11,403	$1,749	15.3%